EXHIBIT 10.9



                               EARTHNETMEDIA, INC.

                                 PROMISSORY NOTE

         FOR VALUE RECEIVED, EarthNetMedia, Inc. (the "Maker"), promises to pay to Fujiwara Capital Corp, a Nevada corporation (the "Payee"), and to its successors and assigns, the principal sum of thirty-seven thousand five hundred dollars ($37,500), together with interest on the unpaid principal balance at a rate of eight percent (8%) per year. Payment of principal and interest shall be made out of ten percent (10%) of the proceeds realized by the Maker from the sale of its common stock after the date hereof pursuant to the exercise of warrants outstanding as of the date hereof. Payment of principal and interest under this Note shall be made in lawful money of the United States of America to the Payee at the address which is set forth below or to such other location as shall be designated to the Maker by the Payee in writing.

         The Maker promises to pay all attorneys' fees incurred by the Payee in connection with any default hereunder and any proceeding (including arbitration) brought to enforce any of the provisions of this Note. All questions as to the rights and obligations arising under this Agreement shall be resolved, and all actions to enforce the provisions of this Agreement shall be conducted, pursuant to binding arbitration governed by the rules of the American Arbitration Association. Such arbitration shall take place in the County of Los Angeles, California.

         All notice, payment, demand or communication required or permitted to be given pursuant to this Note shall be deemed to have been sufficiently given or served for all purposes if in writing and if delivered personally to the party or to an officer of the party to whom the same is directed or if sent by an overnight courier service that guarantees delivery such as Federal Express, or registered or certified mail, postage and charges prepaid, at the addresses set forth below:

Payee:            Fujiwara Capital Corp
                  30025 Avenida Elegante
                  Rancho Palos Verdes, CA 90275

Maker:            EarthNetMedia, Inc.
                  222 Amalfi Drive
                  Santa Monica, CA 90402


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Either party may give the other party written notice hereunder of a different address at which notices are to be delivered which shall thereafter be deemed the appropriate address hereunder for notices to such notifying party.

         This Note and the application or interpretation thereof shall be governed, construed and enforced in accordance with the internal laws of the State of California applicable to contracts made and to be performed in California by residents thereof. Any provision hereof which may prove unenforceable under any law shall not affect the validity of any other portion hereof.

IN WITNESS WHEREOF, the undersigned have caused this Note to be executed as of April 11, 2002.


FUJIWARA CAPIT AL CORP.                              EARTHNETMEDIA, INC.



By:  /s/ TOMIKO FUJIWARA                             By: /s/ ALIE CHANG
     ______________________                          ______________________
         April 11, 2002                                      April 11, 2002